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                                                                    EXHIBIT 4.22

         AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this "AMENDMENT TO NOTE AGREEMENT") dated as of March 31, 1999, by and among Elliott Associates, L.P., a limited partnership organized and existing under the laws of Delaware ("ELLIOTT"), Westgate International, L.P., a limited partnership organized and existing under the laws of the Cayman Islands ("WESTGATE"), Alexander Finance, LP, a limited partnership organized and existing under the laws of Illinois ("ALEXANDER"), State Farm Mutual Automobile Insurance Company, an insurance company organized and existing under the laws of Illinois ("State Farm"), Spring Point Partners, L.P., a limited partnership organized and existing under the laws of California and Spring Point Offshore Fund, a corporation organized and existing under the laws of the Cayman Islands (each, a "2% NOTE PURCHASER" and collectively, the "2% NOTE PURCHASERS"), and Illinois Superconductor Corporation, a corporation organized and existing under the laws of Delaware (the "COMPANY").

                               W I T N E S S E T H

         WHEREAS, as of May 15, 1998, the Company and the Purchasers entered into a Securities Purchase Agreement (the "2% NOTE AGREEMENT"), pursuant to which the Purchasers purchased from the Company: (i) $10,350,000 in aggregate principal amount of 2% Senior Convertible Notes of the Company due May 15, 2002 (the "2% NOTES") and (ii) warrants (the "2% NOTE WARRANTS") to purchase an aggregate of 4,140,000 shares of the Company's common stock, par value $.001 per share ("COMMON STOCK"), at an exercise price of $3.75 per share;

         WHEREAS, pursuant to a Securities Purchase Agreement, dated as of March 31, 1999 (the "6% NOTE Agreement"), Elliott, Westgate, Alexander and State Farm (the "6% NOTE PURCHASERS"), are purchasing: (i) $3,300,000 in principal amount of 6% Senior Convertible Notes of the Company due May 15, 2002 (the "6% NOTES"); and (ii) warrants to purchase an aggregate of 1,320,000 shares of Common Stock at $1.4625 per share (the "6% NOTE WARRANTS");

         WHEREAS, in connection with the 6% Note Agreement, the Company, the 2% Note Purchasers and the 6% Note Purchasers (collectively, the "INVESTORS") desire that the terms of the 2% Note Agreement, the 2% Notes and the 2% Note Warrants be amended to reflect the exercise of certain rights thereunder from the date hereof going forward; and

         WHEREAS, pursuant to the terms of the 6% Note Agreement, the Company and the 6% Note Purchasers desire that certain of the 2% Notes and 2% Note Warrants held by the 6% Note Purchasers and set forth in the Schedule of Purchasers to the 6% Note Agreement (the "DESIGNATED 2% NOTES" and the "DESIGNATED 2% NOTE WARRANTS", respectively) be amended to reflect certain terms contained herein.

         NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, the Company and the Investors hereby agree as follows:

         1. BOARD SEATS. That portion of Section 3.12 of the 2% Note Agreement following the first two sentences thereof is hereby amended to read in its entirety as follows:


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                           "Until   such time as the amount of Common Stock
                           issuable upon conversion of the then outstanding 2% Notes (including the Designated 2% Notes) and 6% Notes is less than 5% of then outstanding Common Stock (the "MINIMUM AMOUNT"), the Company shall cause the individuals originally designated hereunder by holders of the 2% Notes (or such other individual(s) designated by a plurality of the Investment Amount (as defined below) as replacement(s), and acceptable to a majority of the members of the Board of Directors (not including the Investors' designees), such acceptance not to be unreasonably withheld) to be nominated to the Board of Director(s) of the Company and will solicit proxies from stockholders voting in favor of such nominees. For so long as the Investors have the right to appoint members to the Company's Board of Directors pursuant to this Section 3.12, the Company covenants not to increase the size of its Board of Directors above nine (9) members. Notwithstanding the foregoing, any holder of 2% Notes (including the Designated 2% Notes) or 6% Notes may elect, upon notice to the Company , which notice may be rescinded by a subsequent notice received no earlier than 61 days following the date the prior notice is received, to waive its right to participate in the foregoing selection of members of the Company's Board of Directors, provided that for purposes of the Minimum Amount, the amount of Common Stock issuable upon conversion of such holder's 6% Notes and 2% Notes (including Designated 2% Notes) shall be counted. As used herein, "Investment Amount" shall refer to the sum of the principal amount outstanding on (i) the 6% Notes; and (ii) the 2% Notes (including the Designated 2% Notes.)

         2. FUTURE FINANCINGS. Section 3.13 of the 2% Note Agreement is hereby deleted in its entirety and replaced with the following provision:

                           "For so long as any 6% Notes, 6% Note Warrants, 2% Notes (including Designated 2% Notes) and 2% Note Warrants (including Designated 2% Note Warrants) shall be outstanding, in the event that the Company shall seek any financing (excluding a firm commitment underwritten public offering or the issuance of the Company's securities in connection






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                           with a strategic partnership or joint venture), it
                           shall: (i) provide reasonable notice to the Investors holding such securities of its intention to seek financing and (ii) provide such Investors with a reasonable opportunity to submit a proposal for financing.

         3. FURTHER COVENANT OF THE COMPANY. Section 3.17A of the 2% Note Agreement is hereby amended to read in its entirety as follows:

                           "Furthermore, the Company covenants that for as long as the amount outstanding of the Investment Amount is at least $5,625,000, the Company, will not, without the prior written approval of at least $5,625,000 of the Investment Amount:

                           (i) consolidate with or merge into any other person, or permit any other person to consolidate or merge into it;

                           (ii) sell, lease or otherwise dispose of all or substantially all of its assets;

                           (iii) amend its certificate of incorporation (other than to effect an increase in the authorized capital stock of the Company);

                           (iv) adopt any plan pursuant to which capital stock of the Company or rights to purchase capital stock of the Company are issued, except for (A) a director compensation plan to be implemented during 1999; and (B) for the adoption and amendment of employee benefit plans, if any, only if such adoption or amendment does not authorize shares of Common Stock equaling more than 20% of the then outstanding shares of Common Stock and does not provide for options having a exercise price less than the market price of Common Stock; or

                           (v) engage in any transaction, which pursuant to the rules of any securities market or exchange on which the Common Stock is traded, requires approval of holders of the Common Stock.

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         The Company covenants that within ten (10) days of (i) the applicable holders of the 6% Notes, and 2% Notes (including Designated 2% Notes) notifying the Company that they do or do not object to the Company engaging in the action for which their approval has been sought or (ii) the lapse of the 10 Business Day period without the Company being notified by the applicable holders as to whether or not they object to the Company engaging in such action, each pursuant to this Section 3.17A, the Company will either (x) publicly disclose the information disclosed to the holders of the 6% Notes and 2% Notes (including Designated 2% Notes) pursuant to this Section 3.17A which it deems to be material, non-public information and with respect to the balance of such information, if any, notify such holders in writing that it does not deem such information to be material, non-public information and that it will not deem such information to have been misappropriated if such holders trade in the Common Stock while in possession of such information, or (y) notify such holders in writing that it does not deem the information disclosed to the holders of the 6% Notes and 2% Notes (including Designated 2% Notes) pursuant to this Section 3.17A to be material, non-public information and that it will not deem such information to have been misappropriated if such holders trade in the Common Stock while in possession of such information; provided that the Company acknowledges that if, and only if, it fails to do either (x) or (y) within the applicable ten (10) day period, the holders of the 6% Notes and 2% Notes (including Designated 2% Notes) may publicly disclose such information.

         4. PURCHASER OWNERSHIP OF COMMON STOCK. Section 3.15 of the 2% Note Agreement is hereby deleted in its entirety.

         5. RIGHTS IF TRADING IN COMMON STOCK IS SUSPENDED OR DILUTED. Section
3.16 of the 2% Note Agreement is hereby amended to insert the following on the fifth line thereof after "Nasdaq National Market (" but before "unless...":

                           "unless such delisting shall be due to failure to comply with the maintenance criteria set forth in NASD Rule 4450 (or any successor rule) with respect to "(i) minimum bid price or (ii) net tangible assets or"

         6. CONSENT TO ISSUANCE OF 6% NOTES AS PARI PASSU OBLIGATIONS. The 2% Note Purchasers hereby consent to the issuance of the 6% Notes as obligations which are pari passu with the 2% Notes.


         7. AMENDMENTS TO ALL 2% NOTES.

         (a) Events of Default. Section 5(a) "Events of Default" of each of the 2% Notes is hereby amended to add at the end of the sentence beginning `An "Event of Default" is. . .', the following clause:

                           "; or (vii) if any principal payments under any of the Company's 6% Senior Convertible Notes due May 15, 2002 are accelerated."



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         (b) Limitation on Beneficial Ownership of Common Stock. Each of the 2%
Notes is hereby amended to add the following paragraph (j) to Section 3 thereof:

                           "(j) Notwithstanding anything to the contrary herein, the Holder may not use its ability to convert this
                           Note if such conversion would result in the total number of shares of Common Stock deemed beneficially owned by the Holder (other than by virtue of the ownership of this Note or ownership of other securities that have limitations on a holder's right to convert or exercise similar to those limitations set forth herein), together with all shares of Common Stock deemed beneficially owned by the Holder's Affiliates (as defined in the Purchase Agreement) that would be aggregated for purposes of determining a group under Section 13(d) of the Exchange Act, exceeding 9.9% of the total issued and outstanding shares of the Company's Common Stock (the "Restricted Ownership Percentage"); provided that (w) the Holder shall have the right, at any time and from time to time, to reduce the Restricted Ownership Percentage applicable to it immediately upon written notice to the Company, (x) the Holder shall have the right to increase its Restricted Ownership Percentage and otherwise waive in whole or in part the restrictions of this Section 3(j) immediately upon written notice to the Company in the event of an occurrence or notice of an intended or pending Change of Control (as defined in the Purchase Agreement) (a "Change of Control Notice") or the delivery by the Company of a notice of a redemption of the Notes or the Company's 6% Senior Convertible Notes by the Company (a "Redemption Notice"), and (y) the Holder can make subsequent adjustments pursuant to (w) or (x) any number of times (which adjustment shall be effective immediately). The delivery of a Conversion Notice by the Holder shall be deemed a representation by the Holder that it is in compliance with this Section 3(j).

         (c) Amendments to Events. Section 3(c)(i) of each of the 2% Notes is hereby amended to insert the following in clause (e) thereof after "delisted from the Nasdaq National Market (" but before "unless":


                          "unless such delisting shall be due to failure to comply with the maintenance criteria set forth in




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                           NASD Rule 4450 (or any successor rule) with respect
                           to (i) minimum bid price or (ii) net tangible assets or"

         8. AMENDMENT OF 2% NOTE WARRANTS. Each of the 2% Note Warrants is hereby amended to add the following paragraph (f) to Section 3 thereof:

                           "(f) Notwithstanding anything to the contrary herein, the Holder may not use its ability to exercise this Warrant if such exercise would result in the total number of shares of Common Stock deemed beneficially owned by the Holder (other than by virtue of the ownership of this Warrant or ownership of other securities that have limitations on a holder's right to convert or exercise similar to those limitations set forth herein), together with all shares of Common Stock deemed beneficially owned by the Holder's Affiliates (as defined in the Purchase Agreement) that would be aggregated for purposes of determining a group under Section 13(d) of the Exchange Act, exceeding 9.9% of the total issued and outstanding shares of the Company's Common Stock (the "Restricted Ownership Percentage"); provided that (w) the Holder shall have the right, at any time and from time to time, to reduce the Restricted Ownership Percentage applicable to it immediately upon written notice to the Company, (x) the Holder shall have the right to increase its Restricted Ownership Percentage and otherwise waive in whole or in part the restrictions of this Section 3(f) immediately upon written notice to the Company in the event of an occurrence or notice of an intended or pending Change of Control (as defined in the Purchase Agreement) (a "Change of Control Notice") or the delivery by the Company of a notice of a redemption of the Company's 6% Senior Convertible Notes or the Company's 2% Senior Convertible Notes by the Company (a "Redemption Notice") and (y) the Holder can make subsequent adjustments pursuant to (w) or (x) any number of times (which adjustment shall be effective immediately). The delivery of an exercise notice by the Holder shall be deemed a representation by the Holder that it is in compliance with this paragraph.



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         9. AMENDMENT TO THE DESIGNATED 2% NOTES. In addition to the changes set forth in Section 6 herein, each of the Designated 2% Notes is hereby amended, effective the date hereof, as follows:

         (a) Interest Rate. The interest on the Designated 2% Notes shall be increased from 2% to 6% per annum.

         (b) Payment and Calculation of Interest. The existing accrued interest on the Designated 2% Notes on the date hereof shall be paid in the manner set forth in Section 3(a)(ii) in the form of Amended Designated 2% Notes referred to in paragraph (e) below.

         (c) Conversion Price. The Conversion Price shall be reduced from $1.50 to $1.125, subject to further adjustments pursuant to the terms of the Designated 2% Notes.

         (d) Benefits of 6% Note Agreement. The Designated 2% Notes shall be entitled to the benefits of the provisions contained in the 6% Note Agreement which apply to them.

         (e) Other Changes. The Designated 2% Notes shall be further amended, as provided in the form of Amended Designated 2% Notes, attached as Exhibit A hereto.

         (f) Amended Designated 2% Notes. Concurrently with the execution of this Amendment to Note Agreement, the 6% Note Purchasers shall exchange their existing Designated 2% Notes for amended Designated 2% Notes in the Form of Exhibit A, reflecting the amendment set forth in paragraphs (a) through (e) above and the amendments in Section 6 herein.

         10. AMENDMENT TO THE DESIGNATED 2% NOTE WARRANTS. In addition to the changes set forth in Section 7 herein, each of the Designated 2% Note Warrants is hereby amended, effective the date hereof, as follows:

         (a) Exercise Price. The Exercise Price shall be reduced from $3.75 to $1.4625 per share (subject to further adjustment set forth in the Designated 2% Note Warrants).

         (b) Expiration Date. The Expiration Date shall be March 31, 2002.

         (c) Amended Designated 2% Note Warrants. Concurrently with the execution of this Amendment to Note Agreement, the 6% Note Purchasers shall exchange their existing certificates representing the Designated 2% Note Warrants for certificates, in the Form of Exhibit B hereto, reflecting the changes, set forth in paragraphs (a) and (b) above and the amendments in Section 7 herein.

         11. EFFECT OF AMENDMENT. As amended herein, the 2% Note Agreement, the 2% Notes, the Designated 2% Notes, the 2% Note Warrants and the Designated 2% Note Warrants shall remain in full force and effect.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized persons as of the date first indicated above.


                          Company:

                          ILLINOIS SUPERCONDUCTOR CORPORATION


                          By: /s/ Edward W. Laves
                              Name:   Edward W. Laves
                              Title:  President and Chief Executive Officer


                          Purchasers:


                          ELLIOTT ASSOCIATES, L.P.


                          By: /s/ Authorized Signatory
                              Name:
                              Title:


                          WESTGATE INTERNATIONAL, L.P.
                          By:  Martley International, L.P.
                               As Attorney-in-fact


                          By: /s/ Authorized Signatory
                              Name:
                              Title:


                          ALEXANDER FINANCE, LP


                          By: /s/ Authorized Signatory
                              Name:
                              Title:



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                          STATE FARM MUTUAL AUTOMOBILE
                          INSURANCE COMPANY


                          By: /s/    James Freytag
                              Name:  James Freytag
                              Title: Vice President - Common Stocks


                          By: /s/    John Gordon
                              Name:  John Gordon
                              Title: Investment Officer


                          SPRING POINT PARTNERS, L.P.


                          By:
                              Name:
                              Title:


                          SPRING POINT OFFSHORE FUND


                          By:
                              Name:
                              Title: